Exhibit 99(a)


                                  NEWS RELEASE


CONTACT:    Joanna Lipper
            NCT Group, Inc.
            (203) 226-4447 ext. 3506 (203) 226-3123 (fax)
            jlipper@nctgroupinc.com

                            NCTI REPORTS 2002 RESULTS

Westport, Conn., April 4, 2003 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the year ended December 31, 2002 was $7.3 million compared to $10.6 million in the same period in 2001, a decrease of $3.3 million or 31.1%, reflecting decreases in each of our revenue sources. The cessation of operations of Artera Group International Ltd. in March 2002 was responsible for $1.0 million of the decrease in revenue. Deferred revenue to be recognized in future periods, primarily related to technology license fees, totaled $5.6 million at December 31, 2002. Net loss for the year ended December 31, 2002 was $40.1 million compared to $77.7 million in the same period in 2001, a favorable variance of $37.6 million or 48.4%, primarily due to a $39.3 million decrease in total costs and expenses versus last year. This year's loss includes $33.4 million of operating and non-operating expenses as described below. Net cash used in operating activities decreased from $12.0 million in 2001 to $9.7 million in 2002, a favorable variance of $2.3 million or 19.2%, a reflection of our limited cash resources and strict spending controls.

     Total revenues for the three months ended December 31, 2002 were $1.5 million compared to $2.7 million in the same period in 2001. Net loss for the three months ended December 31, 2002 was $9.0 million compared to $32.7 million for the three months ended December 31, 2001.

     The year's loss was largely attributable to certain operating charges of $18.2 million and non-operating financing related costs totaling $15.2 million. The operating charges included $9.2 million for repurchased licenses, $4.7 million for the cost of options and warrants issued for services and $2.4 million for the impairment of goodwill and other intangibles. Non-operating charges included $14.2 million for interest, penalties and other costs associated with our financing activities, and $0.8 million for the realization of loss on securities. Without these charges our loss would have been $6.7 million.

     "Despite the economic meltdown of 2002 and its impact on our ability to raise working capital, we have been able to make forward progress," said Michael
J. Parrella, CEO, NCTI. "With modest resources we have been able to successfully introduce Artera Turbo(TM), our Internet accelerator product for residential users, and launch our reseller channel-building efforts in that market, which are ongoing. We expect that Artera, as well as our other subsidiaries, are well positioned to deliver improved results in 2003."

About NCT Group, Inc.

NCT Group, Inc. is a publicly traded, high-tech company with operating subsidiaries in media and communications. NCTI's strong technology base drives leading edge technological innovations. NCTI's communications subsidiaries include Artera Group, a provider of breakthrough "last mile" optimization technology for small and medium businesses and Pro Tech (OTCBB: PCTU), delivering headsets and proprietary technology to call centers. NCTI's media subsidiary, Distributed Media Corporation (DMC), delivers its unique place-based Sight & Sound(TM) microbroadcasting systems to out of home venues, offering advertisers exciting targeting opportunities. The Company continues to foster ongoing development of NCTI technologies and complementary technologies from outside developers. For more information refer to www.nctgroupinc.com.

                                      # # #

Cautionary Statement Regarding Forward-Looking Statements

Certain information contained in this press release comprise forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, NCTI wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected NCTI's actual results and are in the future likely to affect NCTI's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with NCTI's recent filings with the Securities and Exchange Commission available online in the EDGAR database at http://www.sec.gov.

NCT Group, Inc.


                                                    (Unaudited)
                                                Three Months Ended                         Twelve Months Ended
                                                    December 31,                               December 31,
                                                ---------------------------               --------------------------
(In millions, except per share amounts)          2001                2002                   2001              2002
                                                -------             -------               --------          --------

Total revenue                                   $   2.7             $   1.5                $ 10.6           $   7.3

Operating costs and expenses                    $  23.9(a)          $   6.5(b)             $ 64.5(c)        $  32.3(d)

Other (income)/expense, net                     $  11.5(e)          $   3.9(f)              $23.8(g)        $  15.1(h)


Net loss                                        $ (32.7)            $  (9.0)               $(77.7)          $ (40.1)
Net loss per share                              $ (0.09)            $ (0.02)              $(0.21)(i)        $ (0.10)(j)


Weighted average number of
     common shares outstanding                    410.6               488.1                 377.1             446.4


Footnotes:
(a) Includes charges of $15.9 million primarily relating to impairment of goodwill and write down of investment in subsidiary.
(b) Includes $4.0 million of charges including $2.1 million relating to impairment of other intangibles and $0.9 million for the cost of issuing options and warrants for services.
(c) Includes charges of $38.3 million including $19.3 million for repurchased licenses and $15.6 million for impairment of goodwill and write down of investment in subsidiary.
(d) Includes $18.2 million of charges including $9.2 million for repurchased licenses, $2.1 million relating to impairment of other intangibles and $4.7 million for the cost of issuing options and warrants for services.
(e) Includes charges of $4.9 million for interest, penalties and other costs associated with our financing activities.
(f) Includes charges of $2.7 related to interest, penalties and other costs associated with our financing activities.
(g) Includes charges of $20.2 million including $9.7 million for interest, penalties and other costs associated with our financing activities, and $7.7 million for the realization of loss on securities.
(h) Includes charges of $15.2 million including $14.2 million for interest, penalties and other costs associated with our financing activities, and $0.8 million for the realization of loss on securities.
(i) The year 2001 loss per share includes beneficial conversion features and preferred stock dividends of $1.4 million.
(j) The year 2002 loss per share includes beneficial conversion features and preferred stock dividends of $2.9 million.